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                                                      OMB APPROVAL
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------                                         OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                         Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue.                 Filed pursuant to Section 16(a) of the Securities
    See Instruction 1(b).     Exchange Act of 1934, Section 17(a) of the Public
/ / Form 3 Holdings           Utility Holding Company Act of 1935 or Section
    Reported                  30(f) of the Investment Company Act of 1940
/ / Form 4
    Transactions
    Reported

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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
  Canavan         Bernard                       Magainin Pharmaceuticals Inc.-MAGN            Issuer (Check all applicable)
-------------------------------------------------------------------------------------------     x  Director         10% Owner
  (Last)          (First)          (Middle)  3. IRS or Social Security  4. Statement for      ----              ---
 c/o Magainin Pharmaceuticals Inc.              Number of Reporting        Month/Year             Officer (give    Other (specify
 5110 Campus Drive                              Person (Voluntary)           12/97            ----        title ---       below)
-------------------------------------------                             ------------------                below)
                 (Street)                                               5. If Amendment,   7. Individual or Joint/Group Reporting
                                                                           Date of Original         (Check applicable line)
                                                                           (Month/Year)           Form Filed by One Reporting
                                                                                               x    Person
                                                                                              ----
                                                                                                  Form Filed by More than One
 Plymouth Meeting,    PA             19462                                                    ----  Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security          2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of          6. Ownership   7. Nature
    (Instr. 3)                    action      tion         or Disposed of (D)          Securities            Form:          of In-
                                  Date        Code         (Instr. 3, 4 and 5)         Beneficially          Direct         direct
                                 (Month/      (Instr. 8)                               Owned at end of       (D) or         Benefi-
                                  Day/                                                 Issuer's Fiscal       Indirect       cial
                                  Year)                ----------------------------    Year (Instr. 3        (I)            Owner-
                                                       Amount    (A) or      Price     and 4)                (Instr. 4)     ship
                                                                  (D)                                                       (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     (Month/    Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     Day/      (Instr. 8)   quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Year)                  Disposed of (D)  (Month/Day/                           Secur-
                             ative                               (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date     Expira-            Amount or
                                                               --------------- Exer-    tion       Title   Number of
                                                                (A)     (D)    cisable  Date               Shares
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Option to buy                 $7.630     5/7/97        A          5,000        5/7/98+  5/7/2007   Common  5,000         0
                                                                                                   Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (l)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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 5,000                         D
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Explanation of Responses:
+    Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was May 7, 1997.

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Bernard Canavan         2/11/98
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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